Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

January 6, 2012

Carrizo Oil & Gas, Inc.

and the Subsidiary Guarantors listed in the Form S-4

500 Dallas Street, Suite 2300

Houston, Texas 77002

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), Bandelier Pipeline Holding, LLC, a Delaware limited liability company (“Bandelier”), Carrizo (Eagle Ford) LLC, a Delaware limited liability company (“Eagle Ford”), Carrizo (Marcellus) LLC, a Delaware limited liability company (“Marcellus LLC”), Carrizo (Marcellus) WV LLC, a Delaware limited liability company (“Marcellus WV LLC”), Carrizo Marcellus Holding Inc., a Delaware corporation (“Marcellus Holding”), Carrizo (Niobrara) LLC, a Delaware limited liability company (“Niobrara”), CLLR, Inc., a Delaware corporation (“CLLR”), Hondo Pipeline, Inc., a Delaware corporation (“Hondo Pipeline”), and Mescalero Pipeline, LLC, a Delaware limited liability company (“Mescalero,” and together with Bandelier, Eagle Ford, Marcellus LLC, Marcellus WV LLC, Marcellus Holding, Niobrara, CLLR and Hondo Pipeline, the “Subsidiary Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of (i) the offering and issuance of $200 million aggregate principal amount of the Company’s 8.625% Senior Notes due 2018 (the “Exchange Notes”) to be offered by the Company in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 8.625% Senior Notes due 2018 issued on November 17, 2011 (the “Outstanding Notes”) and (ii) the guarantees (the “Guarantees”) of the Subsidiary Guarantors of the Exchange Notes, certain legal matters in connection with the Exchange Notes are being passed upon for you by us. The Exchange Notes will be issued and the Outstanding Notes were issued under an indenture dated as of May 28, 2008 among the Company, the potential subsidiary guarantors named on the signature pages therein and Wells Fargo Bank, National Association, as trustee (the “Base Indenture”), as amended and supplemented by the fourth supplemental indenture thereto dated November 2, 2010 (the “Fourth Supplemental Indenture”), the sixth supplemental indenture thereto dated May 4, 2010 (the “Sixth Supplemental Indenture”), the eighth supplemental indenture thereto dated August 5, 2011 (the “Eighth Supplemental Indenture”) and an officer’s certificate thereunder dated November 17, 2011 (the “Officer’s Certificate,” and together with the Base Indenture, the Fourth Supplemental Indenture, the Sixth Supplemental Indenture and the Eighth Supplemental

Indenture, the “Indenture”). At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

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In our capacity as your counsel in the connection referred to above, as a basis for the opinions hereinafter expressed, we have examined (i) the Amended and Restated Articles of Incorporation of the Company, as amended to date, and the Amended and Restated Bylaws of the Company, as amended to date, (ii) the Certificate of Incorporation and the Bylaws of each of CLLR, Hondo Pipeline and Marcellus Holding and the Certificate of Formation and Limited Liability Company Agreement of each of Bandelier, Eagle Ford, Marcellus LLC, Marcellus WV LLC, Niobrara and Mescalero, (iii) the Indenture, (iv) the originals, or copies certified or otherwise identified, of corporate records of the Company and the Subsidiary Guarantors and (v) certificates of public officials and of representatives of the Company, statutes and other instruments and documents.

In giving this opinion, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us is accurate and complete.

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended; and (iii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Exchange Notes, when issued, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally, (b) general principles of equity and public policy (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (c) any implied covenants of good faith and fair dealing.

Carrizo Oil & Gas, Inc.	- 3 -	January 6, 2012

2.	The Guarantees of the Subsidiary Guarantors remain the valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms, except as such enforcement is subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally, (b) general principles of equity and public policy (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (c) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited to the laws of the State of New York, the laws of the State of Texas, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the applicable federal laws of the United States, in each case as of the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

GJO/HHH/MRS/JRP